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Exhibit 5.3

[LETTERHEAD OF IRWIN, WHITE & JENNINGS
BARRISTERS AND SOLICITORS]

September 25, 2003

Angiotech Pharmaceuticals, Inc.
1618 Station Street
Vancouver, British Columbia
Canada V6A 1B6

Dear Sirs/Mesdames:

Re: Angiotech Pharmaceuticals, Inc. (the "Company") Registration Statement on Form F-10 (No. 333-108920)

We have acted as Canadian counsel to the Company in connection with the filing of a registration statement on Form F-10, as amended (the "Registration Statement"), with the Securities and Exchange Commission for the registration of the Company's common shares.

In connection with that registration, we consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement.

Sincerely, /s/ David Jennings
 FOR DAVID JENNINGS LAW CORP.

[FOOTER OF IRWIN, WHITE & JENNINGS]

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[LETTERHEAD OF IRWIN, WHITE & JENNINGS BARRISTERS AND SOLICITORS]